SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12



                              DRYPERS CORPORATION
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                           [DRYPERS CORPORATION LOGO]

                                 April 20, 2000


Dear Stockholder:

      You are cordially invited to join us at the Annual Meeting of Stockholders of Drypers Corporation to be held at 9:00 AM (Houston time), on Friday, May 26, 2000, at the Red Lion Hotel, located at 2525 West Loop South, Houston, Texas 77027.

      This year you will be asked to vote in favor of two proposals. The proposals relate to the election of two directors and the appointment of independent public accountants for fiscal 2000. These matters are more fully explained in the attached proxy statement, which we encourage you to read.

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE STRONGLY ENCOURAGE YOU TO DESIGNATE THE PROXIES SHOWN ON THE ENCLOSED PROXY CARD TO VOTE YOUR SHARES. PLEASE RETURN YOUR SIGNED PROXY CARD AT YOUR EARLIEST CONVENIENCE.

      Thank you for your cooperation.

                                       Sincerely,


                                       /s/ WALTER V. KLEMP
                                           Walter V. Klemp
                                           Chairman of the Board
                                           and Chief Executive Officer

                               DRYPERS CORPORATION
                            5300 MEMORIAL, SUITE 900
                              HOUSTON, TEXAS 77007

                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Drypers Corporation:

      Our 2000 Annual Meeting of Stockholders will be held on May 26, 2000, at 9:00 AM (Houston time), at the Red Lion Hotel, located at 2525 West Loop South, Houston, Texas, for the following purposes:

      1. To elect two persons to serve as our directors for a three-year term or until their respective successors are duly elected and qualified;

      2. To consider and vote on a proposal to ratify the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending December 31, 2000; and

      3. To transact any other business that may properly come before the meeting.

      The Board of Directors has set April 14, 2000, as the record date for the annual Meeting. Only those stockholders who were holders of record of our common stock at the close of business on April 14, 2000, will be entitled to vote at the annual meeting. All stockholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AS SOON AS POSSIBLE.

                                       By Order of the Board of Directors


                                       /s/ ROBERT F. GRAY, JR.
                                           Robert F. Gray, Jr.
                                           Secretary

April 20, 2000

                               DRYPERS CORPORATION
                            5300 MEMORIAL, SUITE 900
                              HOUSTON, TEXAS 77007
                                 (713) 869-8693

                                 PROXY STATEMENT

ANNUAL MEETING:         DATE:  Friday, May 26, 2000
                        TIME:  9:00 AM (Houston time)
                        PLACE: The Red Lion Hotel
                               2525 West Loop South
                               Houston, Texas 77027

AGENDA: Two proposals, numbered as Items 1 and 2 on the proxy card, for the election of two nominees as directors of the Company and the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000.

WHO CAN VOTE:           All holders of record of our common stock at the close
                        of business on April 14, 2000 are entitled to vote.
                        Holders of the common stock are entitled to one vote per share at the Annual Meeting. The common stock is the only class of our securities that is entitled to vote at the Annual Meeting.

PROXIES SOLICITED BY:   Your vote and proxy is being solicited by our Board of
                        Directors for use at the Annual Meeting.
                        This Proxy Statement and enclosed proxy card are being
                        sent on behalf of our Board of Directors to all
                        stockholders beginning on April 21, 2000. By completing,
                        signing and returning your proxy card, you will
                        authorize the persons named on the proxy card to vote
                        your shares according to your instructions.

PROXIES: If you do not indicate how you wish to vote for one or more of the nominees for director, the persons named on the proxy card will vote FOR election of all the nominees for director (Proposal 1). If you "withhold" your vote for any of the nominees, this will be entered as a vote AGAINST that nominee. If you do not indicate how you wish to vote for the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants, the persons named on the proxy card will vote FOR election of Arthur Andersen LLP (Proposal 2). If you "withhold" your vote for Arthur Andersen LLP, this will be counted as a vote AGAINST their appointment.

REVOKING YOUR PROXY:    You can revoke your proxy by:

                        o writing to the Secretary (at 5300 Memorial, Suite 900, Houston, Texas 77007) before the Annual Meeting;
                        o   voting again via mail; or
                        o   casting your vote in person at the Annual Meeting.

                        Your last vote will be the vote that is counted.

QUORUM: As of April 14th, there were 17,762,533 shares of common stock issued and outstanding and there were approximately 364 holders of record of common stock. The presence, in person or by proxy, of stockholders entitled to cast at least 9,058,892 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them. If a broker holding your shares in "street" name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

MULTIPLE PROXY CARDS:   If you receive multiple proxy cards it indicates
                        that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

QUESTIONS:              You may call Investor Relations at (713) 869-8693 if you
                        have any questions.

                      PLEASE VOTE - YOUR VOTE IS IMPORTANT

                               BOARD OF DIRECTORS

                              ELECTION OF DIRECTORS
                          ITEM NO. 1 ON THE PROXY CARD

      Two directors are to be elected at the Annual Meeting. Each director elected will hold office until the 2003 Annual Meeting. Both of the nominees for director are now serving as directors. The nominees for election as director are:

                                                 DIRECTOR
                 NOMINEES              AGE        SINCE
            ------------------         ---       --------
            Terry A. Tognietti         43          1991
            Philip A. Tuttle           58          1991


                                                 DIRECTOR
            OTHER DIRECTORS            AGE        SINCE
            ---------------            ---       --------
            Walter V. Klemp            40          1987
            Nolan Lehmann              55          1991
            Gary L. Forbes             56          1996

      The persons named on the proxy card will vote for both of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a majority of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against either particular nominee and will not affect the outcome of the election of directors.

      Both of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that either of the nominees will be unable to act as a director. However, if either director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

INFORMATION REGARDING NOMINEES AND DIRECTORS

BACKGROUND OF NOMINEES

      Mr. Tognietti has served as one of our directors since August 1991 and has been our Vice Chairman of the Board of Directors since August 1998. From January 1995 until January 1999, he served as Co-Chief Executive Officer, President of Drypers North America and Secretary. Mr. Tognietti also served as one of our Managing Directors from our formation to December 1994. From January 1994 to December 1994, he served as our Managing Director--Domestic Operations. From June 1992 to December 1993, he served as President of our Veragon division. From June 1979 to August 1987, Mr. Tognietti was involved in operations management within the baby diaper division of Procter & Gamble, serving in various positions, including Pampers operations department manager, Luvs operations department manager and Luvs manufacturing development manager.

      Mr. Tuttle has served as one of our directors since 1991. Since May 1989, Mr. Tuttle has been a general partner of Davis Venture Group, the general partner of Davis Venture Partners, LP. The Davis Venture companies together are a principal stockholder of the Company. Since May 1997, Mr. Tuttle has been a general partner of Davis, Tuttle Venture Group, the general partner of Davis, Tuttle Venture Partners, LP, a private equity partnership. Mr. Tuttle also serves on the board of directors of Home Care Supply, Inc., Nationwide Graphics, Inc. and EnLink Geoenergy Services, Inc. Mr. Tuttle is a certified public accountant and is a fellow of the Institute of Directors, London, England.

BACKGROUND OF DIRECTORS

      Mr. Klemp has served as our Chairman of the Board since January 1995 and has served on our Board of Directors since its formation in February 1987. He has also served as Chief Executive Officer since August 1998. Prior to August 1998, he served as Co-Chief Executive Officer from January 1995 to July 1998. From February 1996 to July 1996, in addition to his duties as Chairman and Co-Chief Executive Officer, he served as Acting Chief Financial Officer. He served as our Managing Director--Finance from our formation to December 1994. In 1984, Mr. Klemp participated in the formation of VMG and, in 1987, the formation of Drypers.

      Mr. Lehmann has served as one of our directors since 1991. He has served as President and a director of Equus Capital Management Corporation, located in Houston, Texas, since 1983, and is also President and a director of Equus Capital Corporation. Mr. Lehmann also currently serves as President and a director of Equus II Incorporated. Equus Capital Management Corporation and Equus Capital Corporation also serve as the management company and managing general partner of Equus Capital Partners, LP, one of several funds formed by Equus Capital Corporation. Equus Capital Partners, LP and its affiliate, Equus II Incorporated, are principal stockholders of the Company. Mr. Lehmann also serves on the board of directors of Allied Waste Industries, Inc., a company involved in solid waste disposal and Paracelsus Healthcare Corporation, a hospital management company. Mr. Lehmann is a certified public accountant.

      Mr. Chambers has served as one of our directors since January 1995 and as President and Chief Operating Officer since August 1998. Prior to August 1998, he served as Co-Chief Executive Officer and President -- Drypers International from January 1995 to July 1998. From January 1994 to December 1994, he served as our Managing Director--International Operations. In June 1992, he became President of our VMG Division and served in such capacity until December 1993. From July 1989 until joining us in June 1992, Mr. Chambers served as Chief Executive Officer and President of VMG Enterprises, Inc. Mr. Chambers also served as Vice President of Manufacturing of VMG from March 1986 to July 1989 and as Operations Manager of VMG from April 1985 to March 1986. From March 1979 to April 1985, Mr. Chambers served in various manufacturing management positions with Procter & Gamble, including process engineer with divisional responsibilities for specific Pampers product improvements.

      Mr. Forbes has served as one of our directors since May 1996. Mr. Forbes has served as Vice President of Equus Capital Management Corporation since 1991 and also has served as Vice President of Equus II Incorporated. Mr. Forbes also serves on the board of directors of Advanced Technical Products, Inc., a manufacturer of performance composite products, Consolidated Graphics, Inc., a company involved in commercial and financial printing, and NCI Building Systems, Inc., a manufacturer of pre-engineered metal buildings. Mr. Forbes is a certified public accountant.


MEETINGS AND COMMITTEES OF THE BOARD

      During 1999, the Board of Directors met four times, the Compensation Committee met one time and the Audit Committee met one time. Each director attended at least 75% of all Board of Directors and committee meetings during 1999.

      The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee.

      Mr. Forbes, Mr. Lehmann and Mr. Tuttle are the current members of the Audit Committee. The primary functions of the Audit Committee are:

      o assessing the independence and performance of our independent and internal auditors;
      o recommending to the Board the selection and discharge of our independent auditors; and
      o evaluating the adequacy of our internal accounting controls.

      Messrs. Forbes, Lehmann and Tuttle are the current members of the Compensation Committee. The primary functions of the Compensation Committee are:

      o recommending to the Board the compensation to be paid to Mr. Chambers and Mr. Klemp; and

      o awarding options under the various stock option plans for the directors, officers and key employees.

COMPENSATION OF DIRECTORS

      In 1999, non-employee members of the Board of Directors were compensated for their services as directors under our 1994 Non-Employee Director Option Plan. Each non-employee director was granted an option to purchase 6,000 shares of common stock at a per share exercise price of $3.19, the fair market value of the common stock on the date of grant. We also have adopted the 1996 Non-Employee Director Stock Option Plan. Each non-employee director was granted an option to purchase 4,000 shares of common stock at a per share exercise price of $3.19, the fair market value of the common stock on the date of grant. All non-employee directors are also reimbursed for ordinary and necessary expenses incurred in attending Board and committee meetings.


                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                            ITEM NO. 2 ON PROXY CARD

      The Audit Committee has recommended and the Board of Directors has approved and now recommends the ratification of the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending December 31, 2000. Representatives of Arthur Andersen LLP are expected to attend the annual meeting and will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by stockholders.

                                 STOCK OWNERSHIP

                       STOCK OWNED BY "BENEFICIAL HOLDERS"


      This table shows information, as of April 14, 2000, for:

      o each person known by us to beneficially own 5% of the outstanding shares of common stock;
      o each director and executive officer of the Company and all directors;
        and
      o executive officers of the Company as a group.

     --------------------------------------------------------------------
                                                BENEFICIAL OWNERSHIP(1)
     --------------------------------------------------------------------

                                                COMMON
                      NAME                       STOCK        PERCENT
     --------------------------------------------------------------------
     Equus II Incorporated and affiliates(2) 3,904,496         22.0
           2929 Allen Parkway, 25th Floor
           Houston, Texas 77019
     --------------------------------------------------------------------
     Davis Venture Group and affiliates(3)   1,544,379          8.7
           8 Greenway Plaza, Suite 1020
           Houston, Texas 77046
     --------------------------------------------------------------------
     Penn Capital Management Co. Inc.(4)     1,063,835          6.0
           52 Haddonfield Berlin Road,
           Suite 1000
           Cherry Hill, New Jersey 08034
     --------------------------------------------------------------------
     Walter V. Klemp                           782,835(5)       4.3
           5300 Memorial, Suite 900
           Houston, Texas 77007
     --------------------------------------------------------------------
     Terry A. Tognietti                        783,950(6)       4.3
           5300 Memorial, Suite 900
           Houston, Texas 77007
     --------------------------------------------------------------------
     Raymond M. Chambers                       598,104(7)       3.3
           5300 Memorial, Suite 900
           Houston, Texas 77007
     --------------------------------------------------------------------
     Joe D. Tanner                             324,533(8)       1.8
           5300 Memorial, Suite 900
           Houston, Texas 77007
     --------------------------------------------------------------------
     Jonathan P. Foster                         73,231(9)       *
           5300 Memorial, Suite 900
           Houston, Texas 77007
     --------------------------------------------------------------------
     Gary L. Forbes(10)                         31,168(10)     (10)
     --------------------------------------------------------------------
     Nolan Lehmann(11)                          35,015(11)     (11)
     --------------------------------------------------------------------
     Philip A. Tuttle(12)                       32,001(12)     (12)
     --------------------------------------------------------------------
     6 directors and 2 other executive
     officers as a group (8 persons)(13)         8,109,712     45.7
     --------------------------------------------------------------------

--------------
*Less than 1%

(1) This information was calculated based on Rule 13d-3(d) of the Securities Exchange Act of 1934. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by the holder, but not deemed outstanding for the purpose of calculating the percentage owned by any other person. Beneficial ownership includes outstanding shares of common stock and shares of common stock that the holder has a right to acquire within 60 days upon exercise of outstanding options or warrants. Except as otherwise noted, each stockholder has sole voting and dispositive power for their shares of common stock.

(2) "Equus II Incorporated and affiliates" consists of Equus Capital Management Corporation, Equus Capital Corporation, Equus II Incorporated and Equus Capital Partners LP. Equus Capital Management Corporation and Equus Capital Corporation serve as the management company and sub-advisor of Equus II Incorporated. Equus Capital Management Corporation and Equus Capital Corporation also serve as the management company and managing general partner of Equus Capital Partners LP. Because of these relationships, each of the entities constituting Equus II Incorporated and affiliates may be deemed to beneficially own the 3,677,906 shares of common stock held directly by Equus II Incorporated and the 226,590 shares of common stock held directly by Equus Capital Partners LP.

(3) "Davis Venture Group and affiliates" comprises Davis Venture Group and Davis Venture Partners, L.P. Davis Venture Group is the general partner of Davis Venture Partners, L.P. Because of these relationships, Davis Venture Group may be deemed to be beneficial owner of shares of common stock held of record by Davis Venture Partners, L.P.

(4) This information is based on information contained in the Schedule 13G dated June 18, 1998 of Penn Capital Management Co. Inc. filed with the Securities and Exchange Commission.

(5)   Includes 513,916 shares of common stock issuable upon exercise of options.

(6)   Includes 583,017 shares of common stock issuable upon exercise of options.

(7)   Includes 488,500 shares of common stock issuable upon exercise of options.

(8)   Includes 161,834 shares of common stock issuable upon exercise of options.

(9)   Includes 60,000 shares of common stock issuable upon exercise of options.

(10) Mr. Forbes is Vice President of Equus Capital Management Corporation and Equus II Incorporated. Because of these relationships, he may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Equus II Incorporated and affiliates. Mr. Forbes disclaims such beneficial ownership. See Note 2 to this table. Includes 21,001 shares of common stock issuable upon exercise of options.

(11) Mr. Lehmann is President and a director of each of Equus Capital Management Corporation, Equus Capital Corporation and Equus II Incorporated. Because of these relationships, he may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Equus II Incorporated and affiliates. Mr. Lehmann disclaims such beneficial ownership. See Note 2 to this table. Includes 32,001 shares of common stock issuable upon exercise of options.

(12) Mr. Tuttle is a general partner of Davis Venture Group. Because of this relationship, Mr. Tuttle may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Davis Venture Group and affiliates. Mr. Tuttle disclaims such beneficial ownership. See Note 3 to this table. Includes 32,001 shares of common stock issuable upon exercise of options.

(13)  See notes 5 through 12 above.

                       EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS

      The following persons are our executive officers, together with their ages and positions with the Company:

         NAME                    AGE                 POSITION
-----------------------          ---   ---------------------------------------
Walter V. Klemp                   40   Chairman of the Board, Chief Executive
                                       Officer and Director
Raymond M. Chambers               44   President, Chief Operating Officer and
                                       Director
Joe D. Tanner                     53   Executive Vice President and President-
                                       Drypers International
Jonathan P. Foster                36   Executive Vice President and Chief
                                       Financial Officer
David M. Olsen                    42   President-Drypers North America and
                                       Mexico
Chris Richards                    34   Executive Vice President - Sales and
                                       Marketing

      For information regarding the background of Mr. Klemp and Mr. Chambers, see the section of this proxy statement called "Board of Directors".

      Mr. Tanner has served as our Executive Vice President since February 1996 and as President - Drypers International since October 1998. Prior to that, he served as Chief Operating Officer--Drypers International since February 1996. From February 1995 until February 1996, he served as our Vice President, Chief Operating Officer--Drypers International. Mr. Tanner served as President of Hygienic Products International, Inc., one of our subsidiaries that was merged into us in February 1996, from its inception in February 1992 to February 1995.

      Mr. Foster has served as our Chief Financial Officer since July 1996 and as Executive Vice President since November 1996. From September 1995 to July 1996, Mr. Foster was Chief Financial Officer of Dickson Weatherproof Nail Company, Inc., based in Chicago, Illinois. From September 1991 to August 1995, Mr. Foster was with Schlumberger, Ltd. as Controller and Treasurer for Global Tel*Link, Inc., a telecommunications subsidiary in Mobile, Alabama, and as Assistant Controller and Controller for Schlumberger's Measurement Division, a manufacturer and worldwide marketer of industrial flow measurement products, based in Greenwood, South Carolina. Mr. Foster is a certified public accountant.

      Mr. Olsen has served as President of Drypers North America and Mexico since April 1999. Mr. Olsen served as the Vice President of Marketing since March 1996 and in various management positions in the Marketing Department of Drypers since January 1992. Mr. Olsen worked at Johnson and Johnson from December 1998 to December 1991 as Product Manager in their feminine hygiene business. From 1985 to 1988, Mr. Olsen worked at Saatchi and Saatchi Advertising where he was the account supervisor on the Procter & Gamble account.

      Mr. Richards has served as Executive Vice President of Sales and Marketing for Drypers North America since May 1999. His previous positions with Drypers include Vice President of Sales, Director of National Accounts, and Regional Business Manager. Prior to joining Drypers, Mr. Richards worked in the marketing and sales departments of a regional U.S. diaper manufacturer, UltraCare Products, from March 1990 until our acquisition of this manufacturer in 1992. Prior to that, Mr. Richards worked at Revlon, Inc. in various sales and sales management positions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is pleased to present this report on executive compensation to the stockholders.

OVERALL OBJECTIVES AND PHILOSOPHY OF EXECUTIVE COMPENSATION PROGRAM

      The Compensation Committee's philosophy is to ensure that executive compensation is linked directly to improvements in financial performance and an increase in stockholder value. The Compensation Committee follows the objectives of:

      o providing a competitive total compensation package that allows Drypers to attract, motivate and retain key executives;
      o providing compensation opportunities that are linked directly to Drypers' financial performance and that align executive remuneration with the interest of the stockholders; and
      o integrating executive compensation with Drypers' annual and long-term business objectives and performance goals.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

      The Compensation Committee periodically reviews Drypers' compensation program to ensure that the pay levels and incentive opportunities reflect Drypers' performance while providing a compensation package that is competitive with companies of similar size as Drypers. To assist the Compensation Committee in this role, Drypers retained an independent outside consulting firm in November 1998 to review its executive compensation program and to make recommendations to the Compensation Committee to ensure that its objectives are being met.

      BASE SALARY. Base salary levels are largely determined through comparisons with companies of similar size and complexity as Drypers. Actual salaries are targeted by the Compensation Committee to keep each executive slightly below the midpoint of the market for similarly situated companies, while the Compensation Committee focuses on incentive compensation to maintain competitive total cash pay levels.

      ANNUAL INCENTIVE COMPENSATION. Drypers' officers are eligible to participate in an annual incentive compensation plan with awards based primarily on the achievement of certain financial performance benchmarks. The Compensation Committee's objective with respect to this plan is to deliver an incentive upon the achievement of financial and operational performance benchmarks. In particular, the plan aims to focus corporate behavior on consistent earnings growth which the Compensation Committee believes determines share price over time. Targeted minimum awards for executive officers under this plan are also designed to be slightly below targeted awards of companies of similar size and complexity as Drypers; however, the maximum bonus payable to eligible executives under these awards is unlimited. Drypers has made awards to its executive officers named in the compensation table under this plan during the past three years. Under the plan, executive officers are entitled to elect to receive a portion of their payment in either cash or shares of common stock.

      STOCK OPTION PROGRAMS. The Compensation Committee strongly believes by providing those persons who have substantial responsibility for Drypers' management and growth with an opportunity to increase their ownership of common stock that the best interests of stockholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase shares of common stock in the future at a specified price. The number of stock options granted to executive officers is based on competitive practices, with the number of these options being calculated as a percentage of base salary relative to the exercise price of the stock options.

DISCUSSION OF 1999 COMPENSATION FOR THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

      In considering the compensation for the Chairman and Chief Executive Officer for fiscal 1999, the Compensation Committee reviewed his existing compensation arrangements and both Drypers' performance and individual performance. The employment agreement between Drypers and Mr. Klemp was structured to provide him with a base salary and annual incentive opportunity. See the section of this proxy statement called "Executive Officers and Compensation - Employment Agreements" for more information regarding Mr. Klemp's employment agreement. Because of the nature of these employment arrangements, the Compensation Committee made the following determinations regarding the compensation of Mr. Klemp:

      o Base salary was $330,000 in 1999 as was authorized in his employment agreement. The Compensation Committee determined that Mr. Klemp's base salary is now set at the desired level relative to companies of similar size and complexity and Drypers' recent performance.

      o No bonuses were paid with respect to the full fiscal year 1999.

      As indicated in the discussion above, after its review of all existing programs, the Compensation Committee continues to believe that the total compensation program for Drypers' executives is competitive with the compensation programs provided by other corporations of similar size and complexity as Drypers. The Compensation Committee believes that any amounts paid under the annual incentive plan will be appropriately related to corporate and individual performance, yielding awards that are directly related to Drypers' annual financial and operational results. The Compensation Committee also believes that Drypers' stock option plans provide opportunities to participants that are consistent with the returns that are generated on behalf of Drypers' stockholders.

                                    COMPENSATION COMMITTEE OF THE
                                     BOARD OF DIRECTORS



                                    Gary L. Forbes
                                    Nolan Lehmann
                                    Philip A. Tuttle

EXECUTIVE COMPENSATION

      This table shows the total compensation paid for the years ended December 31, 1997, 1998 and 1999, to the five most highly compensated executive officers during 1999:

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                              COMPENSATION AWARDS
                                                            ------------------------
                                                                             COMMON
                                                                             STOCK
                                ANNUAL COMPENSATION         RESTRICTED     UNDERLYING
                            ----------------------------      STOCK         OPTIONS      ALL OTHER
NAME AND PRINCIPAL POSITION YEAR    SALARY($)   BONUS($)     AWARDS($)      (SHARES) COMPENSATION($)(1)
--------------------------- ----    --------   ---------     ---------      -------  -----------------
Walter V. Klemp             1999    330,000      --(2)          --          75,000      5,000
 Chief Executive            1998    300,000      --(2)          --          61,600      5,093
 Officer and                1997    230,192    155,000(3)    207,500(4)     22,500      5,117
 Chairman of the Board
------------------------------------------------------------------------------------------------------
Raymond M. Chambers         1999    330,000      --(2)          --          75,000     15,000
 President and Chief        1998    300,000      --(2)          --          61,600     14,800
 Operating Officer          1997    230,192    155,000(3)    207,500(4)     22,500     15,068
------------------------------------------------------------------------------------------------------
Joe D. Tanner               1999    270,000     75,000          --          50,000      5,000
 Executive Vice             1998    195,000     75,000          --          28,400      4,800
 President and President-   1997    169,231     60,000        21,000(5)     20,000      5,459
 Drypers International
------------------------------------------------------------------------------------------------------
Jonathan P. Foster          1999    223,000     35,000          --          37,500      5,000
 Executive Vice             1998    180,000     35,000          --          25,600      4,302
 President and Chief        1997    147,308     25,000        25,000(5)     15,000      5,072
 Financial Officer
------------------------------------------------------------------------------------------------------
David M. Olsen              1999    200,000     27,125          --          30,000      5,000
 President - Drypers        1998    146,346     20,000          --          19,600      4,800
 North America              1997    122,692     40,000        12,000(6)     20,000      4,086
------------------------------------------------------------------------------------------------------

(1) Amounts represent contributions in 1999 under our 401(k) savings and employee stock purchase plans for Mr. Klemp, Mr. Chambers, Mr. Tanner, Mr. Foster and Mr. Olsen of $5,000 each and term life insurance premiums paid by us in each year for Mr. Chambers of $10,000.

(2) No bonuses were paid with respect to the full fiscal year 1998 or 1999.

(3) Of the total bonuses paid in 1997 to Mr. Klemp and Mr. Chambers, $80,000 represents a bonus paid in June 1997 related to the successful completion of our $115,000,000 Senior Notes offering. The remainder represents performance-based bonuses related to 1997 which were paid in March 1998.

(4) On August 13, 1997, we awarded $157,500 in restricted stock (or 24,706 shares of common stock) to each of Mr. Klemp and Mr. Chambers. On April 9, 1998, we awarded $50,000 in restricted stock (or 7,692 shares of common stock) to each of Mr. Klemp and Mr. Chambers related to 1997 performance. The terms of the restricted stock were amended in December 1998 to allow for the stock to fully vest in December 2000.

(5) On April 2, 1998, the Company awarded $21,000 in restricted stock (or 3,704 shares of common stock) to Mr. Tanner. On April 9, 1998, the Company awarded $25,000 in restricted stock (or 3,231 shares of common stock) to Mr. Foster. These stock awards related to 1997 performance. This restricted stock vests over a two-year period.

(6) On April 9, 1998, we awarded $12,000 in restricted stock (or 1,846 shares of common stock) to Mr. Olsen. This stock award related to 1997 performance. This restricted stock vests over a two-year period.

      This table shows information regarding options granted in the fiscal year ended December 31, 1999 to each of the executive officers named in the Summary Compensation Table.

             OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1999

                                                                      POTENTIAL REALIZED
                                                                       VALUE AT ASSUMED
                                                                       ANNUAL RATES OF
                                                                      COMMON STOCK PRICE
                                                                       APPRECIATION FOR
                                   INDIVIDUAL GRANTS                    OPTION TERM(1)
                     ----------------------------------------------   ------------------
                     NUMBER OF    % OF TOTAL
                     SECURITIES    OPTIONS     EXERCISE
                     UNDERLYING   GRANTED TO    OR BASE
                      OPTIONS    EMPLOYEES IN    PRICE   EXPIRATION
      NAME           GRANTED(2)  FISCAL YEAR   ($/SHARE)    DATE       5%($)     10%($)
-------------------  ----------  ------------  --------  ----------   -------    -------
Walter V. Klemp ...     75,000        10.0     $   2.19    03/08/09   103,296    261,772
Raymond M. Chambers     75,000        10.0     $   2.19    03/08/09   103,296    261,772
Joe D. Tanner .....     50,000         6.7     $   2.19    03/08/09    68,864    174,515
Jonathan P. Foster      37,500         5.0     $   2.19    03/08/09    51,648    130,886
David M. Olsen ....     37,500         4.0     $   2.19    03/08/09    41,318    104,709

(1) Based upon Black-Scholes option valuation model. The calculation assumes volatility of 83.36%, a risk free rate of 4.78%, a five year expected life, no expected dividends and option grants at $2.19 per share. The actual value, if any, of any option will depend on the amount, if any, by which the stock price exceeds the exercise price on the date the option is exercised. Thus, this valuation may not be a reliable indication as to value and there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model.

(2) Represents shares issuable under an incentive stock option plan. Options vest 33-1/3% beginning in the second year of the option term.

    This table shows summary information regarding the value of all unexercised options as of December 31, 1999, for each of the executive officers named in the Summary Compensation Table.

                                   FISCAL YEAR-END OPTION VALUES
                    ---------------------------------------------------------
                            NUMBER OF
                      SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                     UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                    DECEMBER 31, 1999 (SHARES)     DECEMBER 31, 1999 ($)(1)
                    ---------------------------   ---------------------------
                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                    -----------   -------------   -----------   -------------
Walter V. Klemp       513,917        144,100           --           16,500
Raymond M. Chambers   488,500        144,100           --           16,500
Joe D. Tanner         161,833         89,067           --           11,000
Jonathan P. Foster     60,000         68,100           --            8,250
David M. Olsen         82,283         56,267           --            6,600

(1) Assumes a fair market value of $2.41 per share of common stock as of December 31, 1999.

CERTAIN TRANSACTIONS

    On June 30, 1997, we made non-interest bearing loans of $130,000 to Walter
V. Klemp, Raymond M. Chambers and Terry A. Tognietti, then our three Co-Chief Executive Officers. One-half of the loan balances were to be forgiven on June 30, 1998 and the remaining balances were to be forgiven on June 30, 1999, if these individuals remained employed by us. However, in May 1998, the Compensation Committee determined that it was in our best interests to extend the period for which these individuals must be employed before the loans will be forgiven. Therefore, these notes were exchanged for otherwise identical notes the loan balances of which will be forgiven on August 31, 2001, if these individuals remain employed by us and no change of control has occurred.

    Effective January 5, 1999, Terry A. Tognietti resigned his position of Co-Chief Executive Officer and President - Drypers North America. We entered into a consulting agreement with Mr. Tognietti which provides for a fee for service of $300,000 per year, and approximately $90,000 per year for various expense allowances and the continuation of his employee benefits. This agreement terminates on November 1, 2002, subject to early termination on November 1, 2001 based on a specified price of our common stock. In addition, the $130,000 non-interest bearing loan made to Mr. Tognietti on June 30, 1997 was forgiven and extinguished. In January 1999 we entered into an agreement with Mr. Tognietti which provides for a fee of $300,000 upon successful disposition of our discontinued laundry detergent business. This amount is payable to Mr. Tognietti in January 2001.

PERFORMANCE PRESENTATION

    The graph below compares the performance of our common stock to the Russell 2000 Stock Index and a peer group. We have chosen to use the Russell 2000 Stock Index for the broad equity market index, as it is designed to be a representation of the U.S. small-cap equities market. Information with respect to the common stock, the Russell 2000 Stock Index and the peer group is from December 31, 1994, to December 31, 1999. The graph assumes that the value of the investment in the common stock and each index was $100 at December 31, 1994, and that all dividends were reinvested.

    The peer group is comprised of Paragon Trade Brands, Inc. (OTCBB - PGTR.OB) and DSG International Limited (Nasdaq-DSGIF), which are the only two public companies known to us to derive substantially all of their revenue from the manufacture and sale of disposable baby diapers. Due to the unique characteristics of the diaper industry and the unusual competitive activity present in this category, we believe that this is an appropriate peer group for comparison.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
             AMONG DRYPERS CORPORATION, THE RUSSELL 200 STOCK INDEX,
                                AND A PEER GROUP

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]


                          12/94   12/95     12/96     12/97     12/98     12/99
                          -----  ------    ------    ------    ------    ------
Drypers Corporation .....  100       25        30        47        26     19.25
Peer Group ..............  100   176.42    226.42     97.17     21.01     19.07
Russell 2000 Stock Index   100   127.49    154.73    203.91    190.75    187.92


EMPLOYMENT AGREEMENTS

      We have entered into employment agreements with Mr. Klemp, Mr. Chambers and Mr. Tanner. The employment agreements provide for an annual salary of $330,000 for Messrs. Klemp and Chambers, and $270,000 for Mr. Tanner. In addition, each of Mr. Klemp and Mr. Chambers may receive an annual bonus of an amount to be determined by the Board of Directors and Mr. Tanner may receive an annual bonus of an amount to be determined by Mr. Klemp and Mr. Chambers. The employment agreements also provide for certain employee benefits, vacation and reimbursement of expenses. The term of each employment agreement is for a period ending on the third anniversary of the receipt by the employee of written notice of termination by us. Each of the employment agreements may be terminated by us for:

      o the commission of certain dishonest or fraudulent acts;
      o upon the death of the employee;
      o upon disability of the employee; or
      o if the employee resigns at any time other than after a "change in control" without "good cause", as defined in each employee's employment agreement.

Each of Mr. Klemp, Mr. Chambers and Mr. Tanner has agreed that for the term of his employment agreement and for a period of one year after termination for any reason described in the previous sentence, he will not, directly or indirectly, employ any of our employees, induce any of our employees to leave their employment or in any way interfere with our employee relations. We may remove the employee as an officer at any time without cause but such removal will not affect his right to his salary or his right to remain covered by our medical insurance policies. If removed, all other benefits will cease, including any right to receive any predetermined bonus or variable bonus.

                                OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

      All of our executive officers and directors are required to file initial reports of stock ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq SmallCap Market pursuant to
Section 16(a) of the Securities Exchange Act of 1934. We have reviewed these reports, including any amendments, and written representations from our current executive officers and directors. Based on this review, we believe that all filing requirements were met during 1999.

PROPOSALS TO STOCKHOLDERS

      Stockholder proposals for our annual meeting to be held in 2001 must be received by us by December 21, 2000, to be considered for inclusion in our proxy statement for that year. Stockholder proposals submitted outside the process of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be considered untimely if received by the Company after March 6, 2001. Any stockholder proposal must be sent to our Investor Relations Department at our principal executive offices and must comply with the form and substance requirements established by applicable laws and regulations to be included in the proxy statement.

OTHER BUSINESS

      We know of no other business that will be brought before our annual meeting. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the proxies as they deem advisable.

ADDITIONAL INFORMATION AVAILABLE

      We have filed an Annual Report on Form 10-K for 1999 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on the SEC's website at WWW.SEC.GOV. We also will provide to any stockholder a copy of our Annual Report on Form 10-K without charge upon written request. Copies of any exhibits to our Annual Report on Form 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of our Annual Report on Form 10-K or have any questions about us, please contact our Investor Relations Department in writing (5300 Memorial, Suite 900, Houston, Texas 77007) or by telephone ((713) 869-8693) or visit our website at WWW.DRYPERS.COM.

                               DRYPERS CORPORATION






                  Notice of 2000 Annual Meeting of Stockholders





                               and Proxy Statement





                              Friday, May 26, 2000




                             9:00 AM (Houston time)



                                 Red Lion Hotel
                              2525 West Loop South
                              Houston, Texas 77027

------------------------------------------------------------------------------------------------------------------------------------
                               DRYPERS CORPORATION
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 26, 2000


         The stockholder of Drypers Corporation whose signature appears on the reverse side of this Proxy hereby appoints Walter V. Klemp and Robert F. Gray, Jr., and each of them, attorneys and proxies of the undersigned, with full power of substitution, to vote, as designated below, the number of votes which the undersigned would be entitled to cast if personally present at Drypers' Annual
Meeting of Stockholders to be held at the Red Lion Hotel, 2525 West Loop South,
Houston, Texas at 9:00 a.m., on Friday, May 26, 2000, and at any adjournment thereof.

 P
        1.ELECTION OF DIRECTORS--NOMINEES:
 R        Terry A. Tognietti (three-year term) and Philip A. Tuttle (three-year term).

 O      2.PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000.

 X        In their discretion, the above named proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.
 Y                                                                                                                  SEE REVERSE SIDE
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

1.  Election of Directors:  |_| FOR all nominees listed, except as indicated to the contrary below
                            |_| WITHHOLD authority for election of all nominees

                            Terry A. Tognietti and Philip A. Tuttle

    (Instruction: to withhold authority to vote for any individual nominee, write that person's name in the space provided below)

------------------------------------------------------------------------------------------------------------------------------------

2.  Ratification of appointment of Arthur Andersen LLP as Independent Public Accountants
    for 2000.                                                  |_| FOR                             |_| AGAINST       |_| ABSTAIN

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED.  IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE
ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM 1 OR, IF ANY ONE OR MORE OF THE NOMINEES BECOMES UNAVAILABLE, FOR ANOTHER NOMINEE OR
OTHER NOMINEES TO BE SELECTED BY THE BOARD OF DIRECTORS, AND FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS
INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000 SET FORTH IN ITEM 2.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.                                                    PLEASE NOTE ANY CHANGE OF ADDRESS



SIGNATURE(S)                                                                          DATE
            --------------------------------------------------------------------------    ------------------------------------------
SIGNATURE(S)                                                                          DATE
            --------------------------------------------------------------------------    ------------------------------------------
Note:    Please sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon.
------------------------------------------------------------------------------------------------------------------------------------
